News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

First Quarter 2017 Financial and Operating Results

LEXINGTON, KY (May 10, 2017) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended March 31, 2017. For the quarter, the Partnership reported a net loss of $2.0 million and Adjusted EBITDA of $4.8 million, compared to a net loss of $1.2 million and Adjusted EBITDA of $6.6 million in the first quarter of 2016. Diluted net loss per common unit was $0.22 for the quarter compared to diluted net loss per common unit of $0.33 for the first quarter of 2016. Total revenues for the quarter were $53.6 million, with coal sales generating $51.8 million of the total, compared to total revenues of $39.3 million and coal revenues of $36.7 million in the first quarter of 2016. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been paid for common or subordinated units for the quarter ended March 31, 2017.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “The recovery in the met coal markets had a significant positive impact on the operating results for the first quarter of 2017. Revenue grew for the quarter and year-over-year as well as our EBITDA. In the first quarter of 2017, we fully contracted our met and thermal forecasted production for the year. We expect the improved market situation will continue to provide positive financial results for the remainder of 2017. We continue to explore additional met coal sales to international customers, which could lead to additional financial upside for Rhino. We will expand our met production to meet the increased demand as additional contracts are finalized in the second quarter of 2017. Met coal test shipments to various international customers during the first quarter of 2017 were positive and we remain optimistic a long-term sales agreement can be reached which will further improve our financial results for the remainder of 2017.

1

We continue to explore different financing alternatives for our existing credit facility and we believe a financing solution will be finalized in the next few months. The continued support of our sponsor, Royal Energy Resources, Inc. (OTCQB: ROYE) (“Royal”), as well as our strong financial partner, Yorktown Partners LLC, provide us with a strong foundation for growth. We continue to keep our debt at historically low levels while we have invested capital dollars during the first quarter to expand our met coal production capabilities in our Central Appalachia operations. We believe our low debt level, strong balance sheet and additional met coal production capabilities position Rhino to be a significant competitor in the world-wide coal markets.

We continually focus on safety as we have increased our year-over-year coal production capabilities to meet our committed sales during 2017. Our commitment to safety was recently evident as our Sands Hill operation in Ohio received recognition for the prevention of accidents in the workplace and celebrated over 500,000 hours of injury-free operations from June 2012 through December 2016. We are very proud of the employees that received this recognition and their commitment to a safe working environment.

The continued resurgence in coal prices, particularly met coal prices, allowed us to execute favorable sales contracts for 2017 that provide us with substantial upside opportunity if we can continue to control our costs. We invested additional capital at our Central Appalachia mining complexes in the first quarter to increase production and all of our complexes in Central Appalachia are currently operating as we have strong contracted sales positons for our steam and met coal production for 2017. Our additional production capacity for 2017 in Central Appalachia allows us to take advantage of the resurgent met coal market and obtain additional coal sales that could provide us financial upside for the remainder of the year.

Pennyrile improved their operational capabilities which led to productivity improvements. Pennyrile was a positive cash flow producer for Rhino during the first quarter of 2017 and we are confident this trend will continue throughout 2017 as we are fully contracted and the mining cost has improved from historical periods.

In Northern Appalachia, we shipped on our base-load sales contract at our Hopedale operation during the first quarter of 2017 and we continue to seek additional sales contracts for Hopedale to bring it to full production capacity for the remainder of 2017. Our Sands Hill operation in Northern Appalachia continued to produce positive results in the first quarter as we continue to control costs as we prepare this operation to cease coal production toward the end of the second quarter of 2017. The Sands Hill operations continued limestone sales exceeding the forecast and this helped bolster the financial results for this operation.

At Rhino Western, we have a fully contracted sales position for the first half of 2017 at our Castle Valley operation as well as a base level of sales for the last six months of 2017. We continue to explore additional sales opportunities for our remaining open positions in the back half of 2017and we expect this operation to be a positive cash flow contributor for 2017.

Overall, we are encouraged by the rally in prices in the coal markets and we believe upside exists for Rhino for the remainder of 2017 as we continue to focus on cost and cash generation to bring added value to our unitholders.”

2

Coal Operations Update

Pennyrile

●	Pennyrile’s long-term sales contracts have committed sales of 1.3 million tons for full-year 2017, which represents Rhino’s total capacity at current production levels.
●	Sales volume was 341,000 tons, versus 316,000 in the prior year and 286,000 in the prior quarter. For the first quarter, coal revenues per ton increased to $49.32 compared to $46.98 in the prior year and $47.57 in the prior quarter due to higher contracted sales prices.
●	Cost of operations per ton was $41.55 versus $40.16 in the prior year and $40.14 in the prior quarter. The increase was primarily due to the increase in production period-over-period.

Central Appalachia

●	Coal revenues were $23.3 million, versus $5.6 million in the prior year and $16.0 million in the prior quarter. The increase in revenue was primarily due to the increase in coal prices and demand for met coal tons sold from this region. Coal revenues per ton in the quarter was $72.00 versus $56.00 in the prior year and $60.14 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $84.82 versus $81.61 in the prior year and $63.97 in the prior quarter. Steam coal revenue in the quarter was $52.31 per ton versus $51.02 in the prior year and $50.98 in the prior quarter. Sales volume was 324,000 tons in the quarter versus 100,000 in the prior year and 266,000 tons in the prior quarter.
●	Cost of operations per ton in the quarter was $56.82 versus $68.36 in the prior year. The decrease in cost per ton period-over-period was due to an increase in tons sold that was primarily due to the increase in met coal demand compared to the prior year.
●	Central Appalachia sales are fully contracted through 2017 at current production levels.

Rhino Western

●	Coal revenues per ton in the quarter was $38.19 versus $38.08 in the prior year and $38.61 in the prior quarter. Coal revenues per ton increased year-over-year due to higher contracted prices for coal from our Castle Valley operation.
●	Sales volume was 191,000 tons versus 252,000 tons in the prior year and 247,000 tons in the prior quarter. The decrease in coal sales in the first quarter of 2017 was the result of losing approximately two weeks of production due to maintenance issues at our Castle Valley operation. The maintenance issues have been corrected and production has resumed to previous levels. The Partnership expects Castle Valley to ship additional tons in the second quarter of 2017 to make up for the lower tons sold in the first quarter.
●	Cost of operations per ton was $35.26 versus $32.48 in the prior year and $32.96 in the prior quarter. The increase in the cost of operations per ton was the result of the fixed operating costs being allocated to lower sales at our Castle Valley operation due to the maintenance issues discussed above.

3

Northern Appalachia

●	Sales volume was 118,000 tons, versus 123,000 tons in the prior year and 103,000 tons in the prior quarter. Sales were lower period-over-period due to decreased sales volumes from our Sands Hills operation which is ceasing coal production during the second quarter of 2017 due to weak demand for coal from the Northern Appalachia region. The decrease at our Sands Hill operation was partially offset by an increase in sales from our Hopedale operation.
●	For the first quarter, coal revenues per ton decreased $17.19 to $37.10 due to lower prices at our Hopedale and Sands Hill operations compared to the prior year.
●	Cost of operations increased by $3.3 million to $6.2 million from $2.9 million in the prior year and $5.9 in the prior quarter. The prior year’s cost of operations was impacted by a prior service cost benefit of $3.9 million resulting from the cancellation of the postretirement benefit plan at our Hopedale operation.

Capital Expenditures

●	Maintenance capital expenditures for the first quarter were approximately $1.8 million.
●	Expansion capital expenditures for the first quarter were approximately $4.8 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q2 to Q4 2017		Year 2018
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$45.79	1,315,000	$47.08	150,000
Rhino Western	$38.42	506,208	$-	-
Central Appalachia	$71.11	1,078,900	$58.02	551,000
Total	$53.93	2,900,108	$55.68	701,000

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

4

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended March 31, 2017 included:

●	Adjusted EBITDA from continuing operations of $4.8 million and net loss from continuing operations of $2.0 million compared to Adjusted EBITDA from continuing operations of $5.5 million and a net loss from continuing operations of $2.1 million in the first quarter of 2016. Adjusted EBITDA from continuing operations decreased period over period primarily due to the prior service benefit of $3.9 million resulting from the cancellation of the postretirement benefit plan at our Hopedale operation during the 2016 period. Including net income from discontinued operations of approximately $0.9 million, total net loss for the three months ended March 31, 2016 was $1.2 million while Adjusted EBITDA was $6.6 million. We did not incur a gain or loss from discontinued operations for the first quarter of 2017.
●	Basic and diluted net loss per common unit from continuing operations of $0.22 compared to basic and diluted net loss per common unit from continuing operations of $0.58 for the first quarter of 2016.
●	Coal sales were 1.0 million tons, which was an increase of 23.2% compared to the first quarter of 2016, primarily due to increased sales from Central Appalachia operations.
●	Total revenues and coal revenues of $53.6 million and $51.8 million, respectively, compared to $39.3 million and $36.7 million, respectively, for the same period of 2016.
●	Coal revenues per ton of $53.19 compared to $46.42 for the first quarter of 2016, an increase of 14.6%.
●	Cost of operations from continuing operations of $44.9 million compared to $29.5 million for the same period of 2016 as production was increased in the Central Appalachia region to meet the increase demand for met coal during the first quarter of 2017.
●	Cost of operations per ton from continuing operations of $46.16 compared to $37.33 for the first quarter of 2016, an increase of 23.7%.

5

Total coal revenues increased approximately 41.2% period-over-period primarily due to the increase in production in Central Appalachia resulting from recent increases in coal prices and demand for met coal. Coal revenues per ton increased primarily due to a higher mix of higher priced tons sold from Central Appalachia compared to the same period of 2016. Total cost of production increased by 52.4% during the first quarter of 2017 primarily due to an increase of $11.6 million in total cost of operations in Central Appalachia, which was also the result of increased production in Central Appalachia due to increase in demand for met coal from this region. The increase in the cost of operations on a per ton basis was primarily due to the prior service cost benefit recognized in the Northern Appalachia operations for the first quarter of 2016 compared to the current period.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended March 31, 2017, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

6

(In millions, except per ton data and %)	First Quarter 2017	First Quarter 2016	% Change* 1Q17 / 1Q16
Central Appalachia
Coal revenues	$23.3	$5.6	315.4%
Total revenues	$23.3	$5.6	315.4%
Coal revenues per ton*	$72.00	$56.00	28.6%
Cost of operations	$18.4	$6.8	168.8%
Cost of operations per ton*	$56.82	$68.36	(16.9%)
Tons produced	0.331	0.084	292.7%
Tons sold	0.324	0.100	223.3%
Northern Appalachia
Coal revenues	$4.4	$6.7	(34.1%)
Total revenues	$6.1	$9.2	(33.1%)
Coal revenues per ton*	$37.10	$54.29	(31.7%)
Cost of operations	$6.2	$2.9	117.7%
Cost of operations per ton*	$52.53	$23.28	125.7%
Tons produced	0.120	0.111	7.8%
Tons sold	0.118	0.123	(3.5%)
Rhino Western
Coal revenues	$7.3	$9.6	(24.0%)
Total revenues	$7.3	$9.6	(24.0%)
Coal revenues per ton*	$38.19	$38.08	0.3%
Cost of operations	$6.7	$8.2	(17.6%)
Cost of operations per ton*	$35.26	$32.48	8.6%
Tons produced	0.187	0.238	(21.5%)
Tons sold	0.191	0.252	(24.2%)
Illinois Basin
Coal revenues	$16.8	$14.8	13.3%
Total revenues	$16.8	$14.8	13.0%
Coal revenues per ton	$49.32	$46.98	5.0%
Cost of operations	$14.2	$12.7	11.7%
Cost of operations per ton	$41.55	$40.16	3.5%
Tons produced	0.344	0.327	5.1%
Tons sold	0.341	0.316	7.9%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$0.1	$0.1	(94.3%)
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$(0.6)	$(1.1)	(48.0%)
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$51.8	$36.7	41.2%
Total revenues	$53.6	$39.3	36.2%
Coal revenues per ton*	$53.19	$46.42	14.6%
Cost of operations	$44.9	$29.5	52.4%
Cost of operations per ton*	$46.16	$37.33	23.7%
Tons produced	0.982	0.760	29.0%
Tons sold	0.974	0.791	23.2%

7

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

Central Appalachia Overview of Results by Product
(In thousands, except per ton data and %)	First Quarter 2017	First Quarter 2016	% Change* 1Q17 / 1Q16
Met coal tons sold	195.9	16.3	1102.8%
Steam coal tons sold	127.6	83.8	52.3%
Total tons sold	323.5	100.1	223.3%

Met coal revenue	$16,617	$1,329	1150.1%
Steam coal revenue	$6,674	$4,274	56.2%
Total coal revenue	$23,291	$5,603	315.7%

Met coal revenues per ton	$84.82	$81.61	3.9%
Steam coal revenues per ton	$52.31	$51.02	2.5%
Total coal revenues per ton	$72.00	$56.00	28.6%

Met coal tons produced	181.0	15.9	1037.1%
Steam coal tons produced	150.4	68.5	119.7%
Total tons produced	331.4	84.4	292.7%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

First Quarter 2017 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

8

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations and its related ability to continue as a going concern or its inability to obtain alternative financing upon the expiration of its amended and restated senior secured credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

9

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

10

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF MARCH 31, 2017 AND DECEMBER 31, 2016

(in thousands)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36	$47
Accounts receivable, net of allowance	19,644	13,893
Inventories	8,928	8,050
Prepaid expenses and other	9,803	9,563
Total current assets	38,411	31,553
Net property, plant & equipment, incl coal properties, mine development and construction costs	182,983	182,307
Investment in unconsolidated affiliates	5,117	5,121
Intangible purchase option	21,750	21,750
Note receivable - related party	2,040	2,040
Other non-current assets	35,349	34,670
TOTAL	$285,650	$277,441
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,469	$10,420
Current portion of long-term debt	14,840	10,040
Accrued expenses and other	13,434	10,980
Total current liabilities	40,743	31,440
NON-CURRENT LIABILITIES:
Asset retirement obligations	22,801	22,361
Other non-current liabilities	45,516	45,371
Total non-current liabilities	68,317	67,732
Total liabilities	109,060	99,172
COMMITMENTS AND CONTINGENCIES PARTNERS’ CAPITAL:
Limited partners	151,563	154,696
Subscription receivable from limited partners	(2,000)	(2,000)
General partner	8,946	8,959
Preferred partners	16,117	15,000
Preferred partner distribution earned	(1,117)	-
Accumulated other comprehensive income	3,081	1,614
Total partners’ capital	176,590	178,269
TOTAL	$285,650	$277,441

11

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months
	Ended March 31,
	2017	2016
REVENUES:
Coal sales	$51,781	$36,679
Other revenues	1,769	2,651
Total revenues	53,550	39,330
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	44,939	29,496
Freight and handling costs	769	550
Depreciation, depletion and amortization	5,698	6,041
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	3,050	4,040
(Gain) on sale/disposal of assets—net	(36)	(270)
Total costs and expenses	54,420	39,857
INCOME/(LOSS) FROM OPERATIONS	(870)	(527)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,155)	(1,570)
Interest income and other	-	35
Equity in net (loss)/income of unconsolidated affiliate	(4)	(79)
Total interest and other (expense)	(1,159)	(1,614)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(2,029)	(2,141)
NET (LOSS) FROM CONTINUING OPERATIONS	(2,029)	(2,141)
DISCONTINUED OPERATIONS
Income from discontinued operations	-	919
NET (LOSS)	$(2,029)	$(1,222)

General partner’s interest in net (loss)/income:
Net (loss) from continuing operations	$(13)	$(42)
Net income from discontinued operations	-	18
General partner’s interest in net (loss)	$(13)	$(24)
Common unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(2,859)	$(1,375)
Net income from discontinued operations	-	590
Common unitholders’ interest in net(loss)	$(2,859)	$(785)
Subordinated unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(274)	$(724)
Net income from discontinued operations	-	311
Subordinated unitholders’ interest in net (loss)	$(274)	$(413)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$1,117	n/a
Net income from discontinued operations	-	n/a
Preferred unitholders’ interest in net income	$1,117	n/a
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.22)	$(0.58)
Net income per unit from discontinued operations	-	0.25
Net (loss) per common unit, basic	$(0.22)	$(0.33)
Subordinated units
Net (loss) per unit from continuing operations	$(0.22)	$(0.58)
Net income per unit from discontinued operations	-	0.25
Net (loss) per subordinated unit, basic	$(0.22)	$(0.33)
Preferred units
Net income per unit from continuing operations	$0.74	n/a
Net income per unit from discontinued operations	-	n/a
Net income per preferred unit, basic	$0.74	n/a
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.22)	$(0.58)
Net income per unit from discontinued operations	-	0.25
Net (loss) per common unit, diluted	$(0.22)	$(0.33)
Subordinated units
Net (loss) per unit from continuing operations	$(0.22)	$(0.58)
Net income per unit from discontinued operations	-	0.25
Net (loss) per subordinated unit, diluted	$(0.22)	$(0.33)
Preferred units
Net income per unit from continuing operations	$0.74	n/a
Net income per unit from discontinued operations	-	n/a
Net income per preferred unit, diluted	$0.74	n/a

Distributions paid per limited partner unit (1)	$-	$-
Weighted average number of limited partner units outstanding, basic:
Common units	12,906	2,349
Subordinated units	1,236	1,236
Preferred units	1,500	n/a
Weighted average number of limited partner units outstanding, diluted:
Common units	2,349	2,349
Subordinated units	1,236	1,236
Preferred units	1,500	n/a

(1) No distributions were paid for the three months ended March 31, 2017 and 2016

12

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	First Quarter 2017	First Quarter 2016
Net (loss) from continuing operations	$(2.0)	$(2.1)
Plus:
Depreciation, depletion and amortization (DD&A)	5.7	6.0
Interest expense	1.2	1.5
EBITDA from continuing operations	$4.8	$5.5
Adjusted EBITDA from continuing operations *	4.8	5.5
EBITDA from discontinued operations	-	1.1
Adjusted EBITDA	$4.8	$6.6

* Totals may not foot due to rounding.

	Three Months Ended March 31
($ in millions)	2017	2016
Net cash provided by operating activities	$1.3	$(1.2)
Plus:
Increase in net operating assets	3.5	2.4
Gain on sale of assets	-	0.3
Amortization of deferred revenue	-	0.1
Amortization of actuarial gain	-	4.8
Interest expense	1.2	1.6
Less:
Amortization of advance royalties	0.3	0.2
Amortization of debt issuance costs	0.3	0.6
Loss on retirement of advanced royalties	0.1	0.1
Accretion on asset retirement obligations	0.5	0.4
Equity in net loss of unconsolidated affiliates	-	0.1
Adjusted EBITDA	$4.8	$6.6
Less: EBITDA from discontinued operations	-	1.1
Adjusted EBITDA from continuing operations	$4.8	$5.5

13